UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 7, 2005
Knight Fuller, Inc.
(Exact name of Registrant as specified in its Charter)
Delaware
(State or other Jurisdiction of Incorporation)
333-87968	45-0476087
(Commission File Number)	(I.R.S. Employer Identification Number)
3407 Winona Avenue
Burbank, California	91504
(Address of Principal Executive Offices)	(Zip Code)
818-559-4333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (See General Instruction 1.2 below.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Item 1.01 Entry Into a Material Definitive Agreement

Knight Fuller, Inc. announced that its subsidiary CenterStaging Musical Productions, Inc. (“CenterStaging”) had entered into a binding letter of intent with MLB Advance Media, L.P. (“BAM”). The letter of intent, although binding, contemplates that the parties will negotiate and execute a definitive agreement consistent with the terms of the letter of intent.

Under the letter of intent, CenterStaging has engaged BAM to provide at BAM’s expense certain services in connection with the exploitation by CenterStaging and its rehearsals.com division of its audio-visual and audio content in interactive media, including PC-based Internet, wireless/mobile, satellite and IPTV. These services include: (i) building, hosting and operating websites; (ii) providing interactive media marketing expertise; (iii) providing marketing, customer service, sponsorship and advertising sales support; and (iv) overseeing merchandise production and fulfillment and other activities. CenterStaging may exploit its audio-visual and audio content in interactive media only with BAM, but BAM will not acquire any rights to such content.

The agreement is for a term of five years, and provides that BAM will participate in the revenues generated from CenterStaging’s interactive media activities. In addition, BAM is entitled to warrants to purchase an aggregate of 2,500,000 shares of the Company’s Common Stock in three tranches. The first tranche is for 800,000 shares at an exercise price of $2.50 per share and will be issued upon the earlier of execution of the definitive agreement or December 31, 2005. Each of the other two tranches is for 850,000 shares, will be issued only if the agreement has not been terminated and CenterStaging achieves specified revenues in a 12-month period, and will have exercise prices equal to the market price on the date of issuance. Each of the warrants will expire three years from the date of issuance.

CenterStaging has not yet generated any revenues through its rehearsals.com division, and has only recently commenced negotiating with recording artists and their representatives, publishers and record labels for agreements that would permit CenterStaging to record their rehearsals and distribute the content. Further, the success of this new business will depend on consumer acceptance, both in paying fees to view or record our content and enabling us to generate advertising revenues. Accordingly, no assuance can be given that CenterStaging will generate such revenues or that this business will be profitable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2005	KNIGHT FULLER, INC. By: Howard Livingston, Chief Financial Officer